Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS SECOND QUARTER CONTINUING EPS INCREASE OF 12% TO $.55

— Quarterly asset management net flows of $17 billion, Investment management fees increased 21%, institutional trust and custody fees increased 26% —

PITTSBURGH, July 19, 2006 — Mellon Financial Corporation (NYSE:MEL) today reported income from continuing operations of $228 million, or 55 cents per share, in the second quarter of 2006. This compares to income from continuing operations of $203 million, or 49 cents per share, in the second quarter of 2005, and $202 million, or 49 cents per share, in the first quarter of 2006. Earnings per share from continuing operations in the second quarter of 2006 increased 12% compared to the second quarter of 2005.

“We are quite pleased with our top line growth of 15% and particularly in Mellon Asset Management and Asset Servicing, with their combined revenue increasing by 27% and pre-tax income up by 43% due to improved margins. In the second quarter our asset management and servicing businesses represented a record 93% of our total pre-tax income,” said Robert P. Kelly, Chairman, President and Chief Executive Officer of Mellon Financial Corporation.

“Fee revenue grew in line with expenses. However, growth in total revenue was below growth in total expense due primarily to higher distribution expenses, the expense impact of growth initiatives as well as a lower level of net interest revenue in a challenging interest rate environment. Our per share results included discrete tax benefits of approximately 2 cents in the second quarter of 2006 versus 1 cent in discrete tax benefits and 2 cents in benefits from a leveraged lease transaction in the second quarter of 2005,” said Michael A. Bryson, Chief Financial Officer of Mellon Financial Corporation.

Net income, including discontinued operations, totaled $231 million, or 56 cents per share, in the second quarter of 2006, compared with $125 million, or 30 cents per share, in the second quarter of 2005, and $207 million, or 50 cents per share, in the first quarter of 2006. The second quarter of 2005 included a loss from discontinued operations of $78 million, or 19 cents per share.

Also, Mellon declared its quarterly common stock dividend of 22 cents per share. This cash dividend is payable on Tuesday, Aug. 15, 2006, to shareholders of record at the close of business on Monday, July 31, 2006.

Second Quarter Highlights of Continuing Operations (comparisons are with the second quarter of 2005, unless noted otherwise).

•	Total fee and other revenue increased $178 million, or 18%, and represented 91% of total revenue. Excluding the impact of acquisitions, total fee and other revenue increased by 15%. Total fee and other revenue increased 3% (unannualized) compared to the first quarter of 2006.

•	Assets under management increased 18% to a record level of $870 billion at June 30, 2006. Assets under custody or administration increased 22% to a record level of $4.213 trillion at June 30, 2006. Assets under management increased 8% (unannualized), and assets under custody or administration increased 2% (unannualized) compared to March 31, 2006.

Mellon Reports Earnings

July 19, 2006

•	Investment management fee revenue increased 21% to $537 million. The increase reflects improved equity markets, higher performance fees and net inflows.

•	Institutional trust and custody fee revenue, including securities lending revenue, increased 26% to a record level of $244 million. The increase reflects the benefit of net new business, the acquisition of Mellon Analytical Solutions, higher earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures, higher securities lending revenue and higher equity market levels.

•	Foreign exchange trading revenue increased 35% to a record level of $69 million. The increase is based on higher volumes as well as increased currency volatility.

•	Net interest revenue (FTE) totaled $122 million, a decrease of $11 million. The prior year period included a $12 million benefit from a client’s extension of a leveraged lease transaction. FTE and non-FTE amounts appear on page 12.

Net interest revenue in the second quarter of 2006 was below the expected range of $126-131 million primarily due to the higher costs of client deposits and a lower than expected level of noninterest-bearing deposits.

•	Total revenue amounted to $1.294 billion (non-FTE), an increase of 15% or $169 million. Excluding the impact of acquisitions, total revenue increased by 13%. Total revenue increased 2% (unannualized) compared with the first quarter of 2006.

•	Total operating expense in the second quarter of 2006 was $973 million, an increase of 18%. Excluding the impact of acquisitions, operating expense increased 15%. Operating expense increased 3% (unannualized) compared with the first quarter of 2006 (excluding items detailed on page 12).

The higher level of operating expense was due principally to: a higher level of distribution and servicing expenses ($36 million); a higher level of incentives ($35 million) associated primarily with growth in pre-tax profits in our asset management and asset servicing businesses, including a higher level of performance fees reflecting a higher proportion of asset management activities in our business mix; as well as higher pension, stock option and severance expense ($9 million). The remaining growth was principally in support of new business.

•	The pre-tax margin (FTE) for the second quarter of 2006 was 26%, compared to 27% for the second quarter of 2005 and 26%, excluding the amounts detailed on the supplemental schedule on page 12, for the first quarter of 2006.

•	The tax rate was 29.5% for the second quarter of 2006 compared to 31.6% for the second quarter of 2005 and 32.5% for the first quarter of 2006. The tax rate for the second quarter of 2006 included an after tax benefit of $10 million, or 2 cents per share, primarily related to the completion of a recent IRS audit cycle. It is currently anticipated that the tax rate for the third and fourth quarters of 2006 will be approximately 32.5%.

•	Return on common shareholders’ equity was 21.9% for the second quarter of 2006.

•	The tangible shareholders’ equity ratio was 4.99% at June 30, 2006 compared to 5.26% at March 31, 2006, reflecting a higher period-end balance sheet.

•	Mellon repurchased 3.5 million shares of common stock during the second quarter, resulting in a net share reduction of 2.1 million shares.

Mellon Reports Earnings

July 19, 2006

Throughout this earnings release, certain measures, which are noted, exclude certain items. We believe these measures are useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe they facilitate comparisons with prior periods and reflect the principal basis on which our management monitors financial performance. See page 12 for a reconciliation of Reported Amounts presented in accordance with Generally Accepted Accounting Principles (GAAP) to Adjusted non-GAAP Amounts, which exclude these items. We do not believe any adjustments to Reported Amounts for the second quarter of 2006 are necessary to facilitate comparisons with the second quarter of 2005. We have made no adjustments to second quarter 2006 or second quarter 2005 Reported Amounts for the purpose of our internal assessment of quarterly financial performance.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, private wealth management, asset servicing and payment solutions and investor services. Mellon has approximately $5.1 trillion in assets under management, administration or custody, including $870 billion under management. News and other information about Mellon is available at www.mellon.com.

Conference Call and Supplemental Data

Robert P. Kelly, chairman, president and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, along with other members of executive management, will host a conference call and simultaneous live audio webcast at 9 a.m. EDT on Wednesday, July 19, 2006. This conference call and audio webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 466-9857 (U.S.) and (847) 619-6150 (international), or by logging on to www.mellon.com. The earnings release together with the quarterly earnings summary will be available at www.mellon.com beginning at approximately 7 a.m. EDT on July 19. Replays of the conference call and audio webcast will be available beginning July 19 at approximately 5 p.m. EDT until Wednesday, Aug. 2, 2006 at 5 p.m. EDT by dialing (888) 895-5637 (U.S.) or (630) 652-3017 (international). The archived version of the conference call and audio webcast will also be available at www.mellon.com for the same time period.

Note: Access to the Quarterly Earnings Summary including supplemental financial trends is available via www.mellon.com/investorrelations/financial reports/financialtrends. The Quarterly Earnings Summary and supplemental financial trends have been updated through June 30, 2006 and include data that previously had been included in the earnings release.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, future financial goals, the expected tax provisioning rate for the third and fourth quarters of 2006 and intentions with respect to junior subordinated debentures. These forward-looking statements and other forward-looking statements contained in other public disclosures of the Corporation, which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, changes in political and economic conditions; equity, fixed-income and foreign exchange market fluctuations; geographic sources of income and levels of tax-free income, as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and in subsequent reports filed by the Corporation with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. All statements speak only as of July 19, 2006, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Mellon Reports Earnings

July 19, 2006

FINANCIAL HIGHLIGHTS

Mellon Financial Corporation

(dollar amounts in millions, except per share	Quarter ended				Six months ended
amounts and unless otherwise noted; common	June 30,		March 31,	June 30,	June 30,	June 30,
shares in thousands)	2006		2006	2005	2006	2005
Continuing Operations:
Noninterest revenue	$1,176		$1,140	$998	$2,316	$2,150
Net interest revenue	118		126	127	244	244

Total revenue (GAAP)	$1,294		$1,266	$1,125	$2,560	$2,394
Non-GAAP adjusted (a)	$1,294		$1,266	$1,125	$2,560	$2,197

Return on equity	21.9%		19.7%	19.9%	20.8%	24.8%
Fee and other revenue as a percentage of total revenue (FTE) (GAAP)	91%		90%	88%	90%	90%
Non-GAAP adjusted (a)	91%		90%	88%	90%	89%
Pre-tax operating margin (FTE) (GAAP)	26%		24%	27%	25%	33%
Non-GAAP adjusted (a)	26%		26%	27%	26%	27%
Net interest margin (FTE)	1.73%		1.95%	2.07%	1.84%	2.00%

Selected average balances:
Interest-earning assets	$27,945		$26,900	$25,383	$27,425	$25,270
Total assets	$39,104		$37,515	$36,436	$38,314	$36,651
Interest-bearing deposits	$15,722		$15,295	$15,303	$15,510	$15,606
Noninterest-bearing deposits	$8,362		$8,274	$7,012	$8,318	$7,066
Shareholders’ equity	$4,182		$4,157	$4,087	$4,170	$4,132

Average common shares and equivalents outstanding:
Basic	408,154		409,555	414,908	408,851	417,272
Diluted	412,986		414,248	417,944	413,579	420,599

Period-end data

Assets under management (in billions)	$870		$808	$738
Net inflows (for the quarter) (in billions)	$17		$9	$8
Assets under custody or administration (in billions)	$4,213		$4,125	$3,450

Employees	16,900		16,800	16,200
Total shareholders’ equity to assets ratio	10.55%		11.07%	11.16%
Tangible shareholders’ equity to assets ratio	4.99%		5.26%	5.33%
Tier I capital ratio	10.9	%(b)	11.22%	10.85%
Total (Tier I plus Tier II) capital ratio	16.8	%(b)	17.36%	16.91%
Leverage capital ratio	8.3	%(b)	8.58%	8.40%

Book value per common share	$10.30		$10.15	$9.86
Tangible book value per common share	$4.59		$4.53	$4.41
Closing common stock price per share	$34.43		$35.60	$28.69
Market capitalization	$14,166		$14,723	$11,997

(a)	These amounts are detailed on a supplemental table on page 12.
(b)	Preliminary.

Note: Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted, and all calculations are based on unrounded numbers. Returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Mellon Reports Earnings

July 19, 2006

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in millions, except per share amounts)	2006	2006	2005	2006	2005
Noninterest revenue
Investment management	$537	$524	$443	$1,061	$872
Distribution and service	108	98	74	206	145
Institutional trust and custody	244	224	193	468	367
Payment solutions & investor services	124	121	142	245	276
Foreign exchange trading	69	58	50	127	104
Financing-related/equity investment	50	54	50	104	301
Other	44	61	46	105	85

Total fee and other revenue	1,176	1,140	998	2,316	2,150
Gains on sales of securities	—	—	—	—	—

Total noninterest revenue	1,176	1,140	998	2,316	2,150

Net interest revenue
Interest revenue	360	335	286	695	535
Interest expense	242	209	159	451	291

Net interest revenue	118	126	127	244	244
Provision for credit losses	(3)	1	3	(2)	2

Net interest revenue after provision for credit losses	121	125	124	246	242

Operating expense
Staff:
Compensation	272	272	250	544	497
Incentives	149	171	114	320	222
Employee benefits	72	76	63	148	129

Total staff	493	519	427	1,012	848
Professional, legal and other purchased services	127	115	110	242	210
Distribution and servicing	126	115	90	241	171
Net occupancy	59	59	57	118	116
Equipment	44	44	44	88	85
Business development	28	26	23	54	44
Communications	22	24	19	46	44
Amortization of intangible assets	7	7	7	14	13
Other	67	57	49	124	99

Total operating expense	973	966	826	1,939	1,630

Income
Income from continuing operations before income taxes	324	299	296	623	762
Provision for income taxes	96	97	93	193	254

Income from continuing operations	228	202	203	430	508
Discontinued operations:
Loss from operations after-tax	—	—	(49)	—	(100)
Net gain (loss) on disposals after-tax	3	5	(29)	8	(28)

Income (loss) from discontinued operations, net of tax expense (benefit) of $1, $(5), $18, $(4) and $5	3	5	(78)	8	(128)

Net income	$231	$207	$125	$438	$380

Earnings per share
Basic:
Income from continuing operations	$.56	$.49	$.49	$1.05	$1.22
Net income	$.56	$.51	$.30	$1.07	$.91
Diluted:
Income from continuing operations	$.55	$.49	$.49	$1.04	$1.21
Net income	$.56	$.50	$.30	$1.06	$.90

Mellon Reports Earnings

July 19, 2006

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	June 30, 2006	Dec. 31, 2005	June 30, 2005
Assets
Cash and due from banks	$2,359	$2,373	$2,787
Money market investments	3,409	3,085	2,249
Trading account securities	443	269	249
Securities available for sale	18,179	17,245	15,500
Investment securities (approximate fair value of $156, $170, and $192)	154	167	188
Loans	6,872	6,573	7,533
Reserve for loan losses	(58)	(63)	(87)

Net loans	6,814	6,510	7,446
Premises and equipment	697	656	600
Goodwill	2,212	2,166	2,129
Other intangibles	139	148	147
Other assets	5,786	6,059	5,640

Total assets	$40,192	$38,678	$36,935

Liabilities
Deposits	$26,543	$26,074	$23,816
Short-term borrowings	1,629	845	1,083
Other liabilities	3,189	2,852	2,850
Notes and debentures (with original maturities over one year)	3,565	3,663	4,008
Junior subordinated debentures	1,027	1,042	1,056

Total liabilities	35,953	34,476	32,813

Shareholders’ equity
Common stock - $.50 par value Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,953	1,953	1,930
Retained earnings	7,093	6,842	6,611
Accumulated unrealized loss, net of tax	(145)	(84)	(3)
Treasury stock of 177,223,361; 173,183,019 and 170,497,943 shares, at cost	(4,956)	(4,803)	(4,710)

Total shareholders’ equity	4,239	4,202	4,122

Total liabilities and shareholders’ equity	$40,192	$38,678	$36,935

Mellon Reports Earnings

July 19, 2006

Business Sectors

Our lines of business are combined into five business sectors: Mellon Asset Management; Private Wealth Management; Asset Servicing; Payment Solutions & Investor Services (PS&IS); and Other.

Mellon Asset Management

(dollar amounts in millions, unless otherwise noted, presented on an FTE basis)	Quarter ended		2Q06 vs.	Six months ended		YTD06 vs.
	June 30,	June 30,		June 30,	June 30,
	2006	2005	2Q05	2006	2005	YTD05
Total fee and other revenue	$561	$449	25%	$1,115	$884	26%
Net interest revenue (expense)	(11)	(6)	N/M	(15)	(10)	N/M

Total revenue	550	443	24	1,100	874	26
Operating expense	396	336	17	786	659	19

Income from continuing operations before taxes	$154	$107	45%	$314	$215	46%

Market value of assets under management at period end (in billions)(a)	$708	$584	21%
Memo: Performance fees	$48	$26	86%	106	$53	100%

Return on common equity (annualized)	42%	29%		43%	29%
Pre-tax operating margin	28%	24%		28%	25%

(a)	Before amounts subadvised for other sectors.

Mellon Asset Management, a multi-boutique asset manager, offers a broad range of investment products primarily to institutional investors as well as individual mutual fund investors. Results for the second quarter of 2006 compared with the second quarter of 2005 reflect:

•	Positive operating leverage, as revenue growth of 24% exceeded expense growth of 17%, resulting in a 400 basis point increase in pre-tax operating margin

•	An increase in fee revenue of 25% driven by:

•	An increase in investment management fees, excluding performance fees, from improved equity markets and strong net inflows from net new business

•	An increase in performance fees of 86% resulting from an increased number of client mandates as well as continued strong investment performance

•	An increase in distribution and service fees reflecting higher market values and higher sales volumes

•	An increase in assets under management of 21% due to net inflows of $51 billion over the last 12 months, the creation of the WestLB Mellon joint venture ($47 billion), and improved equity markets from June 30, 2005

Mellon Reports Earnings

July 19, 2006

Private Wealth Management (a)

(dollar amounts in millions, unless otherwise noted, presented on an FTE basis)	Quarter ended		2Q06 vs.	Six months ended		YTD06 vs.
	June 30,	June 30,		June 30,	June 30,
	2006	2005	2Q05	2006	2005	YTD05
Total fee and other revenue	$100	$87	14%	$198	$176	12%
Net interest revenue (expense)	77	79	(2)	151	159	(5)

Total revenue	177	166	6	349	335	4
Operating expense	105	92	14	208	183	14

Income from continuing operations before taxes	$72	$74	(3)%	$141	$152	(7)%

Market value of total client assets at period end (in billions)	$87	$78	12%

Return on common equity (annualized)	35%	34%		35%	34%
Pre-tax operating margin	41%	45%		40%	45%

(a)	In the first quarter of 2006, the financial results of Mellon 1st Business Bank, National Association, were moved to the Private Wealth Management sector from the Other sector (previously the Treasury Services/Other Activity sector). All prior periods have been restated.

Private Wealth Management provides investment management, wealth management and comprehensive financial management services to the high net worth market. Results for the second quarter of 2006 compared with the second quarter of 2005 reflect:

•	An increase in total fee and other revenue of 14% driven by organic growth and new business, improved equity markets and the acquisitions of City Capital in Atlanta and the Planned Giving Services Group of U.S. Trust Corporation

•	A decrease in net interest revenue of 2% due primarily to narrower spreads earned on deposits, as rates paid to depositors increased faster than portfolio yields on investment securities in which the excess deposits were invested, partially offset by a 7% increase in average deposit levels

•	Negative operating leverage due to the decline in net interest revenue and the expense impact of business growth initiatives

•	An increase in total client assets of 12% resulting from net new business noted above, particularly in Family Office and Private Wealth business in the Boston market, as well as acquisitions and improved market conditions

Mellon Reports Earnings

July 19, 2006

Asset Servicing

	Quarter ended		2Q06 vs.	Six months ended		YTD06 vs.
	June 30,	June 30,		June 30,	June 30,
(dollar amounts in millions, unless otherwise noted, presented on an FTE basis)	2006	2005	2Q05	2006	2005	YTD05
Total fee and other revenue (a)	$321	$241	33%	$608	$465	31%
Net interest revenue	27	21	25	53	40	29

Total revenue	348	262	33	661	505	31
Operating expense	261	200	31	506	388	30

Income from continuing operations before taxes	$87	$62	40%	$155	$117	32%

Market value of assets under management at period end (in billions)(b)	$108	$104	3%
Market value of assets under custody or administration at period end (in billions)	$4,180	$3,416	22%

Return on common equity (annualized)	42%	33%		38%	31%
Pre-tax operating margin	25%	24%		23%	23%

MEMO:
Total joint venture revenue (a)	$149	$101	46%	$268	$194	38%

(a)	Total joint venture revenue includes the activity of CIBC Mellon and ABN AMRO Mellon. Included in total fee and other revenue is Mellon’s portion of the earnings of the joint ventures, which are accounted for under the equity method of accounting.
(b)	Represents the investment of securities lending cash collateral managed by the Asset Servicing sector.

Asset Servicing provides institutional trust and custody and related services such as securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, fund administration, Web-based investment management software and foreign exchange and derivative products to corporate and public retirement funds, foundations and endowments and global financial institutions. Results for the second quarter of 2006 compared with the second quarter of 2005 reflect:

•	Positive operating leverage, as revenue growth of 33% exceeded expense growth of 31%, resulting in a 100 basis point increase in the pre-tax operating margin

•	An increase in total revenue of 33% driven by:

•	An increase in institutional trust and custody fees resulting from net new business and conversions, the acquisition of the remaining 50% interest in Mellon Analytical Solutions (MAS) in September 2005, higher earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures, as well as improved market conditions

•	An increase in securities lending revenue of $5 million resulting from increased spreads and higher volumes

•	Higher foreign exchange fees due to higher client volumes and higher volatility in key currencies

•	An increase in net interest revenue of $6 million due to higher foreign and domestic deposit balances

•	An increase in assets under custody or administration to a record level of $4.2 trillion due to favorable market conditions and net custody conversions of approximately $350 billion during the past 12 months

Mellon Reports Earnings

July 19, 2006

Payment Solutions & Investor Services

	Quarter ended		2Q06 vs.	Six months ended		YTD06 vs.
	June 30,	June 30,		June 30,	June 30,
(dollar amounts in millions, unless otherwise noted, presented on an FTE basis)	2006	2005	2Q05	2006	2005	YTD05
Total fee and other revenue	$130	$148	(11)%	$256	$290	(11)%
Net interest revenue	44	33	30	85	70	21

Total revenue	174	181	(4)	341	360	(5)
Operating expense	133	135	(1)	262	268	(2)

Income from continuing operations before taxes	$41	$46	(11)%	$79	$92	(14)%
Return on common equity (annualized)	41%	38%		40%	38%
Pre-tax operating margin	23%	25%		23%	25%

Payment Solutions & Investor Services provides working capital solutions and shareholder services to corporations, institutions and government agencies. Results for the second quarter of 2006 compared with the second quarter of 2005 reflect:

•	A decrease of $18 million, or 11%, in total fee and other revenue due to lower processing volumes at Working Capital Solutions, formerly Global Cash Management, as well as higher credits for compensating balances in lieu of fees (recorded in net interest revenue), partially offset by higher ancillary services revenue at Mellon Investor Services

•	An increase of $11 million in net interest revenue resulting from the impact of higher compensating balances and increased spreads on noninterest-bearing deposits reflecting the higher interest rates at which excess deposits were invested

•	A decrease of $2 million in operating expense, driven by lower staff costs on lower processing volumes

Other

A net loss from continuing operations before taxes of $17 million was recorded in the Other sector for the second quarter of 2006 compared to net income of $25 million in the second quarter of 2005 and a net loss of $23 million in the first quarter of 2006. The decline from the second quarter of 2005 reflects, among other items:

•	In Business exits, a decrease in revenue due to the $12 million impact of the cumulative effect of a client exercising its option to extend the terms of a leveraged lease in the second quarter of 2005

•	In Corporate activity/other, a decline of $31 million due to:

•	An $18 million decrease in net interest revenue primarily reflecting the higher cost of interest sensitive funds purchased by Corporate Treasury from our business sectors which were used to fund adjustable rate mortgage securities

•	A decrease of $14 million in corporate owned life insurance revenue

These amounts were partially offset by:

•	Net gains of $17 million in 2Q06 compared with $12 million in 2Q05 in Venture Capital

•	Provision for credit losses of negative $3 million in 2Q06 compared with positive $3 million in 2Q05 in Corporate activity/other

Mellon Reports Earnings

July 19, 2006

Income Taxes

Mellon’s effective tax rate on income from continuing operations was 29.5% in 2Q06, compared with 32.5% in 1Q06 and 31.6% in 2Q05. The tax rate in 2Q06 includes $10 million, or 2 cents per share, credit to tax expense from the completion of a recent IRS audit cycle, net of additional state tax exposure accruals. The tax rate in 2Q05 reflects a one-time $4 million credit to tax expense associated with legislative changes, as well as lower state income taxes. It is currently anticipated that the effective tax rate for the third and fourth quarters of 2006 will be approximately 32.5%.

Nonperforming Assets

Nonperforming assets totaled $14 million at June 30, 2006, down from $16 million at March 31, 2006 and $26 million at June 30, 2005. The decrease compared with March 31, 2006 primarily resulted from the sale of acquired assets, and the decrease compared with June 30, 2005 primarily resulted from principal payments. At June 30, 2006, total nonperforming assets were comprised of nonperforming loans of $12 million of regional airline leases and $2 million of various smaller loans.

Provision and Reserve for Credit Exposure

The provision for credit losses totaled negative $3 million in 2Q06, compared with positive $3 million in 2Q05 and $1 million in 1Q06. The reserve for loan losses was $58 million at June 30, 2006, $60 million at March 31, 2006 and $87 million at June 30, 2005. The reserve for unfunded commitments was $81 million at June 30, 2006, $82 million at March 31, 2006 and $81 million at June 30, 2005.

Discontinued Operations

On March 16, 2005, we announced the signing of a definitive agreement to sell our human resources (HR) consulting practices, benefits administration and business process outsourcing businesses to Affiliated Computer Services (ACS). The sale closed on May 26, 2005. In the first quarter of 2005, we applied discontinued operations accounting to these businesses. The $3 million after-tax net gain on disposals recorded in the second quarter of 2006 primarily resulted from the recovery of items previously written-off in discontinued operations. All information in this earnings release reflects continuing operations, unless otherwise noted.

Junior Subordinated Debentures

Based on current interest rate expectations, we are considering the redemption of our Series A and Series B junior subordinated debentures, each issued for a face value of $515 million, on or after the optional call dates of Dec. 1, 2006 and Jan. 15, 2007, respectively. The securities are redeemable at 103.86% and 103.9975% of the liquidation amounts during the 12-month periods beginning on the call dates. There would be a charge to income of approximately $21 million for the redemption premium and unamortized issuance costs, net of a gain on related interest rate swaps, on the Series A security and $23 million for the redemption premium and unamortized issuance costs on the Series B security. We would expect to replace these securities with a combination of Tier I qualifying capital securities and senior debt securities that would reduce our funding costs beginning in 2007.

Mellon Reports Earnings

July 19, 2006

Supplemental Information - Reconciliation of Reported GAAP Amounts to Adjusted Non-GAAP Amounts

Reported Amounts are presented in accordance with GAAP. We believe that this supplemental adjusted non-GAAP information is useful to the investment community in analyzing the financial results and trends of ongoing operations. We believe it facilitates comparisons with prior periods and reflects the principal basis on which our management monitors financial performance. See the table below for a reconciliation of the first half of 2006 and 2005 Reported Amounts presented in accordance with GAAP to Adjusted non-GAAP Amounts, which exclude these items. We do not believe any adjustments to Reported Amounts for the second quarter of 2006 are necessary to facilitate comparisons with the second quarter of 2005. We have made no adjustments to second quarter 2006 or second quarter 2005 Reported Amounts for the purpose of our internal assessment of quarterly financial performance.

Supplemental information

	Six months ended								Adjusted Amounts
	June 30, 2006				June 30, 2005
	Reported			Adjusted	Reported			Adjusted
	Amounts			Amounts	Amounts			Amounts	(non-GAAP)
(dollar amounts in millions)	(GAAP)	Adjustments		(non-GAAP)	(GAAP)	Adjustments		(non-GAAP)	% Change
Noninterest revenue:
Fee and other revenue	$2,316	$—		$2,316	$2,150	$(197	)(a)	$1,953
Gains on sales of securities	—	—		—	—	—		—

Total noninterest revenue	2,316	—		2,316	2,150	(197)		1,953	19%

Net interest revenue	244	—		244	244	—		244

Total revenue	2,560	—		2,560	2,394	(197)		2,197	16%

Provision for credit losses	(2)	—		(2)	2	—		2

Operating expense:
Staff:
Compensation	544	(2	)(b)	542	497	—		497
Incentives	320	(16	)(b)	304	222	—		222
Employee benefits	148	(1	)(b)	147	129	—		129

Total staff	1,012	(19)		993	848	—		848
Net occupancy	118	—		118	116	(2	)(c)	114
Other	809	—		809	666	(13	)(d)	653

Total operating expense	1,939	(19)		1,920	1,630	(15)		1,615	19%

Income from continuing operations before taxes	$623	$19		$642	$762	$(182)		$580	11%

Memo - Fully taxable equivalent basis:
Total noninterest revenue	$2,334	$—		$2,334	$2,172	$(197)		$1,975	18%
Net interest revenue	252	—		252	254	—		254	(1)%

Total revenue	$2,586	$—		$2,586	$2,426	$(197)		$2,229	16%

Income from continuing operations before taxes	$649	$19		$668	$794	$(182)		$612	9%

Pre-tax operating margin (e)	25%			26%	33%			27%

Fee and other revenue as a percentage of total revenue	90%			90%	90%			89%
Staff expense as a percentage of total revenue	39%			38%	35%			38%

(a)	Reflects the gain from the sale of our remaining investment in Shinsei Bank, recorded in the first quarter of 2005.
(b)	Reflects the charges recorded in connection with payments, awards and benefits payable to Mellon’s former chairman and chief executive officer, pursuant to his employment contract, recorded in the first quarter of 2006.
(c)	Reflects an additional charge associated with the move to the new Mellon Financial Centre in London, recorded in the first quarter of 2005.
(d)	Includes the $10 million charge associated with the early extinguishment of debt and a $3 million additional writedown of a business previously identified as held for sale, recorded in the first quarter of 2005.
(e)	Income from continuing operations before taxes as a percentage of total revenue.